     AMENDMENT NO. 2 TO BY-LAWS OF

BOND FUND SERIES

The following Amendment to the By-Laws of Bond Fund Series, a Massachusetts business trust (the "Trust") is effective as of October 3, 2005:

1.     The By-Laws of the Trust are hereby amended by replacing Section 3.3 of Article 3 in its entirety with the text shown below:

Section 3.3 Number and Term of Office. The number of Trustees which shall constitute the whole board shall be determined from time to time by the Board of Trustees, but shall not be fewer than 3, nor more than 15. The term of office of all officers shall be until their respective successors are chosen and qualify; however, any officer may be removed from office at any time with or without cause by the vote of a majority of the entire Board of Trustees. Trustees need not be stockholders.

2.     The By-Laws of the Trust are hereby amended by adding the following new sections 3.12, 3.13 and 3.14:

Section 3.12 Record Date. For the purposes of determining the shareholders of any class or series of shares of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 120 days before the date of any meeting of shareholders or more than 60 days before the date of payment or any dividend or of any other distribution, as the record date for determining the shareholders of such class or series having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

Section 3.13 Adjournments. If at any meeting of the Shareholders there shall be less than a quorum present, the affirmative vote of a majority of the shares present in person or by proxy at the session of the meeting to be adjourned may, without further notice, adjourn the same from time to time until a quorum shall attend, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not been adjourned.

Section 3.14 Voting. At all meetings of Shareholders, every Shareholder of record entitled to vote at such a meeting shall be entitled to vote at such meeting either in person or by proxy. A proxy may be given by or on behalf of a Shareholder in writing or by any electronic means, including, but not limited to, by telephone, facsimile or via the internet.

3.     The By-Laws of the Trust as amended by this Amendment No. 2 hereby remain in full force and effect.

4.     This Amendment No. 2 was approved by the Board of Trustees of the Trust at its meeting on October 3, 2005.

Acting pursuant to Section 12.1 of ARTICLE 12, the undersigned has signed this amendment No. 2 by and on behalf of the Trustees.

By:     /s/ Kathleen T. Ives

 Kathleen T. Ives

Assistant Secretary